EX-99.B-77D(g)

SUB-ITEM 77D(g):  Any other investment policy set forth in the registrant’s charter, by-laws or prospectus.

INVESTED PORTFOLIOS

Supplement dated August 18, 2017 to the

InvestEd Portfolios Prospectus

dated April 28, 2017

Effective September 18, 2017, the maximum initial sales charge will be lowered to 2.50% for each Portfolio.

On that date, the following replaces the chart titled “Shareholder Fees” in each Portfolio’s summary section of its prospectus:

Shareholder Fees

(fees paid directly from your investment)
Maximum Sales Charge (Load) Imposed on Purchases (as a % of offering price)	2.50%
Maximum Deferred Sales Charge (Load) (as a % of lesser of amount invested or redemption value)	None	[1]
Maximum Annual Maintenance Fee	$20

On that date, the following replaces the chart titled “Your Account — Ivy InvestEd 529 Plan — Calculation of Sales Charges on Portfolio Shares” on page 51:

Size of Purchase	Sales Charge as Percent of Offering Price[1]	Sales Charge as Approx. Percent of Amount Invested	Reallowance to Dealers as Percent of Offering Price
under $250,000	2.50%	2.56%	2.00%
$250,000 and over[2]	0.00	0.00	see below

[1]	Due to the rounding of the NAV and the offering price of a Portfolio’s shares to two decimal places, the actual sales charge percentage calculated on a particular purchase may be higher or lower than the percentage stated above.
[2]	No sales charge is payable at the time of purchase on investments of $250,000 or more, although for such investments the Portfolio will impose a CDSC of 1.00% on certain redemptions made within 12 months of the purchase. (See Sales Charge Reductions below.) The CDSC is assessed on an amount equal to the lesser of the then-current market value or the cost of the shares being redeemed. Accordingly, no sales charge is imposed on increases in NAV above the initial purchase price.

On that date, the reference to “investing $1 million or more” at the bottom of page 52 is changed to “investing $250,000 or more.”

Effective September 18, 2017, the minimum initial investment will be lowered to $250 for each Portfolio.

On that date, the following replaces the chart in the section titled “Purchase and Sale of Portfolio Shares” in each Portfolio’s summary section of its prospectus:

To Open an Account	$250
For accounts opened with Automatic Investment Service (AIS)	$150
For accounts established through payroll deductions	Any amount
To Add to an Account	Any amount
For AIS	$50

On that date, the following replaces the chart in the section titled “Your Account—Minimum Investments” on page 58:

Minimum Investments

The Portfolio’s initial and subsequent investment minimums generally are as follows, although the Portfolio and/or Waddell & Reed, Inc. may reduce or waive the minimums in some cases:

To Open an Account	$250 (per Portfolio)
For certain exchanges	see below[1]
For accounts opened with AIS	$150 (per Portfolio)*
For accounts established through payroll deductions	Any amount
To Add to an Account	Any amount
For certain exchanges	$50 (per Portfolio)
For AIS	$50 (per Portfolio)
For payroll deductions	Any amount

[1]

Minimum investment for an exchange is either (i) a single $250 exchange or (ii) the combination of a $150 exchange in combination with either (a) a $50 per month AIS or (b) a $50 per month systematic exchange from another fund.

*	An account may be opened with no initial investment and AIS set up on the account if the account is pending a Transfer of Assets from another investment company.

*****

INVESTED PORTFOLIOS

Supplement dated August 18, 2017 to the

InvestEd Portfolios Statement of Additional Information

dated April 28, 2017

Effective September 18, 2017, the maximum initial sales charge will be lowered to 2.50% for each Portfolio.

On that date, the following replaces the chart in the section titled “Investment Advisory and Other Services — Sales Charges” on page 67:

Size of Purchase	Sales Charge as Percent of Offering Price[1]	Sales Charge as Approx. Percent of Amount Invested	Reallowance to Dealers as Percent of Offering Price
under $250,000	2.50%	2.56%	2.00%
$250,000 and over[2]	0.00	0.00	see below

[1]

Due to the rounding of the NAV and the offering price of a Portfolio to two decimal places, the actual sales charge percentage calculated on a particular purchase may be higher or lower than the percentage stated above.

[2]

No sales charge is payable at the time of purchase on investments of $250,000 or more, although for such investments the Portfolio will impose a CDSC of 1.00% on certain redemptions made within 12 months of the purchase. The CDSC is assessed on an amount equal to the lesser of the then current market value or the cost of the shares being redeemed. Accordingly, no sales charge is imposed on increases in NAV above the initial purchase price.

Waddell & Reed may pay Legend Equities Corporation and other unaffiliated broker-dealers up to 1.00% on investments made in shares with no initial sales charge, according to the following schedule:

1.00% — Sales of $250,000 to $3,999,999.99

0.50% — Sales of $4.0 million to $49,999,999.99

0.25% — Sales of $50.0 million or more

On that date, the reference to “investing $1 million or more” at the bottom of page 74 is changed to “investing $250,000 or more.”

Effective September 18, 2017, the minimum initial investment will be lowered to $250 for each Portfolio.

On that date, the following replaces in its entirety the disclosure in the section titled “Purchase, Redemption and Pricing of Shares — Purchase of Shares — Minimum Initial and Subsequent Investments” on page 73:

Initial investments must be at least $250 (per Portfolio) with the exceptions described in this paragraph. A minimum initial investment described in the Prospectus pertains to certain exchanges into a Portfolio from another fund. A $150 minimum initial investment pertains to accounts for which an investor has arranged, at the time of initial investment, to make subsequent purchases for the account by having regular monthly withdrawals of $50 or more made from a bank account. Regular investments also may be made through payroll deductions. Except with respect to the maximum account balance limit (as described in the Prospectus), certain exchanges and automatic withdrawals from a bank account, a shareholder may make subsequent investments of any amount.